LOAN AGREEMENT

THIS LOAN AGREEMENT (the "Agreement"), is entered into as of June 21, 2004 between DATARAM CORPORATION, a corporation organized under the laws of the State of New Jersey (the "Borrower"), with an address at 186 Princeton Road, West Windsor, New Jersey 08550, and PNC BANK, NATIONAL ASSOCIATION (the "Bank"), with an address at Two Tower Center Boulevard, 16th Floor, East Brunswick, New Jersey 08816.

     The Borrower and the Bank, with the intent to be legally bound, agree as follows:

     1. Loan. The Bank has made or may make one or more loans (collectively, the "Loan")to the Borrower subject to the terms and conditions and in reliance upon the representations and warranties of the Borrower set forth in this Agreement. The Loan is or will be evidenced by a promissory note or notes of the Borrower and all renewals, extensions, amendments and restatements thereof (if one or more, collectively, the "Note") acceptable to the Bank, which shall set forth the interest rate, repayment and other provisions, the terms of which are incorporated into this Agreement by reference. The availability of advances under the Loan will be subject to a borrowing base formula and other provisions as set forth in a Borrowing Base Rider dated the same date as this Agreement between the Borrower and the Bank, the terms of which are incorporated herein by reference (the "Borrowing Base Rider"). At no time shall outstanding advances under the Loan exceed the Borrowing Base (as defined in the Borrowing Base Rider).Pursuant to the Borrowing Base Rider, the Borrower will be required to deliver periodic Borrowing Base Certificates, reporting on its accounts in accordance with defined eligibility standards, as a condition to advances under this Agreement.

     2. Security. The security for repayment of the Loan shall include but not be limited to the collateral, guaranties and other documents heretofore, contemporaneously or hereafter executed and delivered to the Bank (the "Security Documents"), which shall secure repayment of the Loan, the Note and all other loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Bank or to any other direct or indirect subsidiary of The PNC Financial Services Group, Inc., of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, whether or not (i) evidenced by any note, guaranty or other instrument, (ii) arising under any agreement, instrument or document, (iii) for the payment of money, (iv) arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, (v) under any interest or currency swap, future, option or other interest rate protection or similar agreement, (vi) under or by reason of any foreign currency transaction, forward, option or other similar transaction providing for the purchase of one currency in exchange for the sale of another currency, or in any other manner, or (vii) arising out of overdrafts on deposit or other accounts or out of electronic funds transfers (whether by wire transfer or through automated clearing houses or otherwise) or out of the return unpaid of, or other failure of the Bank to receive final payment for, any check, item, instrument, payment order or other deposit or credit to a deposit or other account, or out of the Bank's non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository or other similar arrangements; and any amendments, extensions, renewals and increases of or to any of the foregoing, and all costs and expenses of the Bank incurred in the documentation, negotiation, modification, enforcement, collection and otherwise in connection with any of the foregoing, including reasonable attorneys' fees and expenses 2 (hereinafter referred to collectively as the "Obligations"). Unless expressly provided to the contrary in documentation for any other loan or loans, it is the express intent of the Bank and the Borrower that all Obligations including those included in the Loan be cross-collateralized and cross-defaulted, such that collateral securing any of the Obligations shall secure repayment of all Obligations and a default under any Obligation shall be a default under all Obligations. This Agreement, the Note, the Security Documents and all other agreements and documents executed and/or delivered pursuant hereto, as each may be amended, modified, extended or renewed from time to time, are collectively referred to as the "Loan Documents." Capitalized terms not defined herein shall have the meanings ascribed to them in the Loan Documents.

     3. Representations and Warranties. The Borrower hereby makes the following representations and warranties, which shall be continuing in nature and remain in full force and effect until the Obligations are paid in full, and which shall be true and correct except as otherwise set forth on the Addendum attached hereto and incorporated herein by reference (the "Addendum"):

        3.1. Existence, Power and Authority. The Borrower is duly organized, validly existing and in good standing under the laws of the State of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing. The Borrower is duly authorized to execute and deliver the Loan Documents, all necessary action to authorize the execution and delivery of the Loan Documents has been properly taken, and the Borrower is and will continue to be duly authorized to borrow under this Agreement and to perform all of the other terms and provisions of the Loan Documents.

        3.2. Financial Statements. Borrower has delivered or caused to be delivered to the Bank its most recent balance sheet, income statement and statement of cash flows (as applicable, the "Historical Financial Statements"). The Historical Financial Statements are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of the Borrower's operations for the period specified therein. The Historical Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied from period to period, subject in the case of interim statements to normal year-end adjustments and to any comments and notes acceptable to the Bank in its sole discretion.

        3.3. No Material Adverse Change. Since the date of the most recent Financial Statements (as hereinafter defined), the Borrower has not suffered any damage, destruction or loss, and no event or condition has occurred or exists, which has resulted or could result in a material adverse change in its business, assets, operations, condition (financial or otherwise) or results of operation.

        3.4. Binding Obligations. The Borrower has full power and authority to enter into the transactions provided for in this Agreement and has been duly authorized to do so by appropriate action of its Board of Directors if the Borrower is a corporation, all its general partners if the Borrower is a partnership or otherwise as may be required by law, charter, other organizational documents or agreements; and the Loan Documents, when executed and delivered by the Borrower, will constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms.

        3.5. No Defaults or Violations. There does not exist any Event of Default under this Agreement or any default or violation by the Borrower of or under any of the terms, conditions or obligations of: (i) its partnership agreement if the Borrower is a partnership, its articles or certificate of incorporation, regulations or bylaws if the Borrower is a corporation or its other organizational documents as applicable; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, ordinance, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any law, the action of any court or any governmental authority or agency; and the consummation of this Agreement and the transactions set forth herein will not result in any such default or violation or Event of Default.

        3.6. Title to Assets. The Borrower has good and marketable title to the assets reflected on the most recent Financial Statements, free and clear of all liens and encumbrances, except for (i) current taxes and assessments not yet due and payable, (ii) assets disposed of by the Borrower in the ordinary course of business since the date of the most recent Financial Statements, and (iii) those liens or encumbrances, if any, specified on the Addendum.

        3.7. Litigation. Except as listed on the Addendum, there are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened against the Borrower, which could result in a material adverse change in its business, assets, operations, condition (financial or otherwise) or results of operations and there is no basis known to the Borrower for any action, suit, proceeding or investigation which could result in such a material adverse change. All pending and threatened litigation against the Borrower is listed on the Addendum.

        3.8. Tax Returns. The Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it or its property or withheld by it, including income, unemployment, social security and similar taxes, and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.

     3.9. Employee Benefit Plans. Each employee benefit plan as to which the Borrower may have any liability complies in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time, "ERISA"), including minimum funding requirements, and (i) no Prohibited Transaction (as defined under ERISA) has occurred with respect to any such plan, (ii) no Reportable Event (as defined under Section 4043 of ERISA) has occurred with respect to any such plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Section 4042 of ERISA, (iii) the Borrower has not withdrawn from any such plan or initiated steps to do so, and (iv) no steps have been taken to terminate any such plan.

        3.10. Environmental Matters. The Borrower is in compliance, in all material respects, with all Environmental Laws (as hereinafter defined), including, without limitation, all Environmental Laws in jurisdictions in which the Borrower owns or operates, or has owned or operated, a facility or site, stores Collateral, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. Except as otherwise disclosed on the Addendum, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of the Borrower's knowledge, threatened against the Borrower, any real property which the Borrower holds or has held an interest or any past or present operation of the Borrower. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or to the best of the Borrower's knowledge has occurred, on, under or to any real property in which the Borrower holds or has held any interest or performs or has performed any of its operations, in violation of any Environmental Law. As used in this Section, "litigation or proceeding" means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a governmental authority or other person, and "Environmental Laws" means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any governmental authority concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

        3.11. Intellectual Property. The Borrower owns or is licensed to use all patents, patent rights, trademarks, trade names, service marks, copyrights, intellectual property, technology, know-how and processes necessary for the conduct of its business as currently conducted that are material to the condition (financial or otherwise), business or operations of the Borrower.

        3.12. Regulatory Matters. No part of the proceeds of the Loan will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.

        3.13. Solvency. As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of the Borrower's assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) the Borrower will have sufficient cash flow to enable it to pay its debts as they become due, and (iii) the Borrower will not have unreasonably small capital for the business in which it is engaged.

        3.14. Disclosure. None of the Loan Documents contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement or the Loan Documents not misleading. There is no fact known to the Borrower which materially adversely affects or, so far as the Borrower can now foresee, might materially adversely affect the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower and which has not otherwise been fully set forth in this Agreement or in the Loan Documents.

     4. Affirmative Covenants. The Borrower agrees that from the date of execution of this Agreement until all Obligations have been paid in full and any commitments of the Bank to the Borrower have been terminated, the Borrower will:

        4.1. Books and Records. Maintain books and records in accordance with GAAP and give representatives of the Bank access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information as the Bank may from time to time reasonably request, and the Borrower will make available to the Bank for examination copies of any reports, statements and returns which the Borrower may make to or file with any federal, state or local governmental department, bureau or agency.

        4.2. Interim Financial Statements; Certificate of No Default. Furnish the Bank within forty five (45) days after the end of each quarter the Borrower's Financial Statements for such period, in reasonable detail, certified by an authorized officer of the Borrower and prepared in accordance with GAAP consistently applied from period to period. The Borrower shall also deliver a certificate as to its compliance with applicable financial covenants (containing detailed calculations of all financial covenants) for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take. As used in this Agreement, "Financial Statements" means the Borrower's consolidated and, if required by the Bank in its sole discretion, consolidating balance sheets, income statements and statements of cash flows for the year, month or quarter together with year-to-date figures and comparative figures for the corresponding periods of the prior year.

        4.3. Annual Financial Statements. Furnish the Borrower's Financial Statements to the Bank within ninety (90) days after the end of each fiscal year. Those Financial Statements will be prepared on a audited basis in accordance with GAAP by an independent certified public accountant selected by the Borrower and satisfactory to the Bank. Audited Financial Statements shall contain the unqualified opinion of an independent certified public accountant and all accountant examinations shall have been made in accordance with GAAP consistently applied from period to period. The Borrower shall also deliver a certificate as to its compliance with applicable financial covenants (containing detailed calculations of all financial covenants) for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take

        4.4. Payment of Taxes and Other Charges. Pay and discharge when due all indebtedness and all taxes, assessments, charges, levies and other liabilities imposed upon the Borrower, its income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which the Borrower shall have set aside adequate reserves or made other adequate provision with respect thereto acceptable to the Bank in its sole discretion.

        4.5. Maintenance of Existence, Operation and Assets. Do all things necessary to (i) maintain, renew and keep in full force and effect its organizational existence and all rights, permits and franchises necessary to enable it to continue its business as currently conducted; (ii) continue in operation in substantially the same manner as at present; (iii) keep its properties in good operating condition and repair; and (iv) make all necessary and proper repairs, renewals, replacements, additions and improvements thereto.

        4.6. Insurance. Maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such casualties and contingencies, of such types and in such amounts, as is customary for established companies engaged in the same or similar business and similarly situated. In the event of a conflict between the provisions of this Section and the terms of any Security Documents relating to insurance, the provisions in the Security Documents will control.

        4.7. Compliance with Laws. Comply with all laws applicable to the Borrower and to the operation of its business (including without limitation any statute, ordinance, rule or regulation relating to employment practices, pension benefits or environmental, occupational and health standards and controls).

        4.8. Bank Accounts. Establish and maintain at the Bank (i) the Borrower's primary depository accounts, and (ii) all treasury management and foreign exchange services.

        4.9. Financial Covenants. Comply with all of the financial and other covenants, if any, set forth on the Addendum.

        4.10. Additional Reports. Provide prompt written notice to the Bank of the occurrence of any of the following (together with a description of the action which the Borrower proposes to take with respect thereto): (i) any Event of Default or any event, act or condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default (a "Default"), (ii) any litigation filed by or against the Borrower, (iii) any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan(s) (as defined in ERISA) or (iv) any event which might result in a material adverse change in the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower.

     5. Negative Covenants. The Borrower covenants and agrees that from the date of this Agreement until all Obligations have been paid in full and any commitments of the Bank to the Borrower have been terminated, except as set forth in the Addendum, the Borrower will not, without the Bank's prior written consent:

        5.1. Indebtedness. Create, incur, assume or suffer to exist any indebtedness for borrowed money other than: (i) the Loan and any subsequent indebtedness to the Bank; and (ii) open account trade debt incurred in the ordinary course of business and not past due; (iii) indebtedness in respect of purchase money financings of personal property in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00) at any time; and (iv) indebtedness that is expressly subordinated to the Borrower's indebtedness to the Bank, on terms and conditions that are satisfactory of the Bank pursuant to any subordination agreement required in connection with this Agreement.

        5.2. Liens and Encumbrances. Except as provided in Section 3.6, create, assume, incur or permit to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property, now owned or hereafter acquired, or acquire or agree to acquire any kind of property subject to any conditional sales or other title retention agreement, except liens securing purchase money indebtedness permitted pursuant to
Section 5.1 above.

        5.3. Guarantees. Guarantee, endorse or become contingently liable for the obligations of any person, firm, corporation or other entity, except in connection with the endorsement and deposit of checks in the ordinary course of business for collection.

        5.4. Loans or Advances. Purchase or hold beneficially any stock, other securities or evidences of indebtedness of, or make or have outstanding, any loans or advances to, or otherwise extend credit to, or make any investment or acquire any interest whatsoever in, any other person, firm, corporation or other entity, except investments disclosed on the Borrower's Historical Financial Statements or acceptable to the Bank in its sole discretion.

        5.5. Merger or Transfer of Assets. Liquidate or dissolve, or merge or consolidate with or into any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets, operations or business, whether now owned or hereafter acquired.

        5.6. Change in Business. Make or permit any change in its form of organization, or the nature of its business as carried on as of the date hereof.

        5.7. Dividends. Declare or pay any dividends on or make any distribution with respect to any class of its equity or ownership interest, or purchase, redeem, retire or otherwise acquire any of its equity; provided, however, that so long as no Event of Default has occurred and is continuing, Borrower shall be permitted to redeem any common or preferred stock or options of Borrower up to an aggregate amount not to exceed One Million Dollars ($1,000,000.00) per annum.

        5.8. Acquisitions. Make acquisitions of all or substantially all of the property or assets of any person, firm, corporation or other entity.

     6. Events of Default. The occurrence of any of the following will be deemed to be an Event of Default:

        6.1. Covenant Default. The Borrower shall default in the performance of any of the covenants or agreements contained in this Agreement.

        6.2. Breach of Warranty. Any Financial Statement, representation, warranty or certificate made or furnished by the Borrower to the Bank in connection with this Agreement shall be false, incorrect or incomplete when made.

        6.3. Other Default. The occurrence of an Event of Default as defined in the Note or any of the Loan Documents. Upon the occurrence of an Event of Default, the Bank will have all rights and remedies specified in the Note and the other Loan Documents and all rights and remedies (which are cumulative and not exclusive) available under applicable law or in equity.

     7. Conditions. The Bank's obligation to make any advance under the Loan is subject to the conditions that as of the date of the advance:

        7.1. No Event of Default. No Event of Default or event which with the passage of time, the giving of notice or both would constitute an Event of Default shall have occurred and be continuing;

        7.2. Authorization Documents. The Bank shall have received certified copies of resolutions of the board of directors, the general partners or the members or managers of any partnership, corporation or limited liability company that executes this Agreement, the Note or any of the other Loan Documents; or other proof of authorization satisfactory to the Bank; and

        7.3. Receipt of Loan Documents. The Bank shall have received the Loan Documents and such other instruments and documents which the Bank may reasonably request in connection with the transactions provided for in this Agreement, which may include an opinion of counsel in form and substance satisfactory to the Bank for any party executing any of the Loan Documents.

     8. Expenses. The Borrower agrees to pay the Bank, upon the execution of this Agreement, and otherwise on demand, all costs and expenses incurred by the Bank in connection with the preparation, negotiation and delivery of this Agreement and the other Loan Documents, and any modifications thereto, and the collection of all of the Obligations, including but not limited to enforcement actions, relating to the Loan, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement, including reasonable fees and expenses of counsel (which may include costs of in-house counsel), expenses for auditors, appraisers and environmental consultants, lien searches, recording and filing fees and taxes.

     9. Increased Costs. On written demand, together with written evidence of the justification therefor, the Borrower agrees to pay the Bank all direct costs incurred and any losses suffered or payments made by the Bank as a consequence of making the Loan by reason of any change in law or regulation, or the interpretation thereof, imposing any reserve, deposit, allocation of capital or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets.

     10. Miscellaneous.

        10.1. Notices: All notices, demands, requests, consents, approvals and other communications required or permitted hereunder ("Notices") must be in writing and will be effective upon receipt. Notices may be given in any manner to which the parties may separately agree, including electronic mail. Without limiting the foregoing, first-class mail, confirmed facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices. Regardless of the manner in which provided, Notices may be sent to a party's address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this section.

        10.2. Preservation of Rights. No delay or omission on the Bank's part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank s action or inaction impair any such right or power. The Bank's rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity.

        10.3. Illegality. If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.

        10.4. Changes in Writing. No modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Agreement will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower will entitle the Borrower to any other or further notice or demand in the same, similar or other circumstance.

        10.5. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        10.6. Counterparts. This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

        10.7. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Borrower and the Bank and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Borrower may not assign this Agreement in whole or in part without the Bank's prior written consent and the Bank at any time may assign this Agreement in whole or in part.

        10.8. Interpretation. In this Agreement, unless the Bank and the Borrower otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word "or" shall be deemed to include "and/or", the words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Unless otherwise specified in this Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP. If this Agreement is executed by more than one party as Borrower, the obligations of such persons or entities will be joint and several.

        10.9. No Consequential Damages, Etc. The Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any person or entity, including the Borrower and any Guarantor, as a result of this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of the proceeds of the Loan.

        10.10. Assignments and Participations. At any time, the Bank may sell, assign, transfer, negotiate, grant participations in, or otherwise dispose of all or any part of the Bank's interest in the Loan; provided, however, that so long as no Event of Default has occurred, Bank shall obtain Borrower's consent to sell, assign, transfer, negotiate, grant participations in, or otherwise dispose of all or any part of the Bank's interest in the Loan, which consent shall not be unreasonably withheld, delayed or conditioned, provided, further, however, that the Bank may, at any time, without the consent of Borrower, sell, assign, transfer or otherwise dispose of its interest in the loan portfolio, including the Loan. In the event that Bank requests the consent of Borrower pursuant to this Section 10.10 and Borrower shall not respond or reply to Bank in writing within five (5) days of delivery of such request, Borrower shall be deemed to have consented to the matter that was the subject of the request. The Borrower hereby authorizes the Bank to provide, without any notice to the Borrower, any information concerning the Borrower, including information pertaining to the Borrower's financial condition, business operations or general creditworthiness, to any person or entity which may succeed to or participate in all or any part of the Bank's interest in the Loan.

        10.11. Governing Law and Jurisdiction. This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the State of New Jersey. THIS AGREEMENT WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY, EXCLUDING ITS CONFLICT OF LAWS RULES. The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the State of New Jersey; provided that nothing contained in this Agreement will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other state or other foreign or domestic jurisdiction. The Bank and the Borrower agree that the venue provided above is the most convenient forum for both the Bank and the Borrower. The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

        10.12. WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE BORROWER AND THE BANK ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

The Borrower acknowledges that it has read and understood all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed by their proper corporate officers and sealed with their seals as of the date and year first written above.

ATTEST:                               DATARAM CORPORATION

                                          MARK E. MADDOCKS
By: ________________________          By: ________________________________
Print Name:                               Mark E. Maddocks, Vice President,
Print Title:                              Finance

                                      PNC BANK, NATIONAL ASSOCIATION

                                          BRIAN DAUGHERTY
                                      By: ________________________________
                                          Brian Daugherty, Vice President



ADDENDUM to that certain Loan Agreement dated as of June 21, 2004 between Dataram Corporation, as the Borrower and PNC Bank, National Association, as the Bank. Capitalized terms used in this Addendum and not otherwise defined shall have the meanings given them in the Agreement. Section numbers below refer to the sections of the Agreement.

A. 3.6 Title to Assets. Describe additional liens and encumbrances below:

     NONE

B. 3.7 Litigation. Describe pending and threatened litigation, investigations, proceedings, etc.
below:

1. The "Lemelson-Arizona" case. This is an action against thousands of users of electronic production equipment alleged to violate the "Lemelson Patents." Dataram was brought in as a third party defendant by the manufacturers of the production equipment Dataram was using. The Arizona Federal District Court where this action is pending has stayed the matter pending resolution of motions to dismiss which themselves have been stayed pending the resolution of the Lemelson-Nevada case. This latter case, raising identical issues with respect to other defendants, was recently dismissed by the Ninth Circuit Court of Appeals on the basis that the patents are invalid.

2. The "Higgins Dump" case. Dataram is one of many named defendants who are potentially responsible parties in an action by EPA to apportion responsibility for clean up of the Higgins Disposal Site, a Superfund site in southern New Jersey. A parallel action has been brought by FMC Corp. against its co-defendants. Dataram does not believe that its refuse was ever dumped at Higgins but some packaging, identifying Dataram, was found there which presumably was dumped by an end-user of Dataram products. All actions to dismiss have been stayed but Dataram intends to move to dismiss as soon as the stay is lifted. This matter has been pending for some time.

3. The "Vikon" case. Vikon was a supplier of printed circuit boards to Dataram in 1998. Its product quality was poor and many boards were returned. However, Vikon's accounting records were worse than its boards. In 1999, the President of Vikon and the Controller of Dataram worked through the records, what Dataram regards as an accord and satisfaction was then reached, and Dataram made a final payment to Vikon. Dataram heard nothing more from Vikon until this year when Dataram was served with an adversary proceeding in Vikon's bankruptcy seeking to collect on allegedly unpaid invoices. The Illinois statute of limitations (Vikon is in Illinois) appears to have run on these claims.

C. FINANCIAL COVENANTS

1. The Borrower will maintain at all times a ratio of Current Assets to Current Liabilities of at least 1.5 to 1.0.

2. The Borrower will maintain at all times a ratio of Total Liabilities to Tangible Net Worth of not more than 1.0 to 1.0.

3. The Borrower will maintain a positive Net Income calculated on a trailing twelve month basis, tested quarterly.

As used herein:

"Current Assets" at a particular date, shall mean all cash, cash equivalents, accounts and inventory of Borrower and all other items which would, in conformity with GAAP, be included under current assets on a balance sheet of Borrower as at such date; provided, however, that such amounts shall not include (a) any amounts for any Indebtedness owing by an affiliate of Borrower, unless such Indebtedness arose in connection with the sale of goods or rendition of services in the ordinary course of business and would otherwise constitute current assets in conformity with GAAP, (b) any shares of stock issued by an affiliate of Borrower, or (c) the cash surrender value of any life insurance policy.

"Current Liabilities" at a particular date, shall mean all amounts which would, in conformity with GAAP, be included under current liabilities on a balance sheet of Borrower, as at such date, but in any event including, without limitation, the amounts of (a) all Indebtedness of Borrower payable on demand, or, at the option of the Person to whom such Indebtedness is owed, not more than twelve (12) months after such date, (b) any payments in respect of any Indebtedness of Borrower (whether installment, serial maturity, sinking fund payment or otherwise) required to be made not more than twelve
(12) months after such date, (c) all reserves in respect of liabilities or Indebtedness payable on demand or, at the option of the Person to whom such Indebtedness is owed, not more than twelve (12) months after such date, the validity of which is not contested at such date, and (d) all accruals for federal or other taxes measured by income payable within a twelve (12) month period.

"Net Income" at a particular date, shall mean Borrower's net income as reflected on Borrower's income statement prepared in accordance with GAAP consistently applied from period to period.

"Tangible Net Worth" means stockholders' equity in the Borrower less any advances to affiliated parties less all items properly classified as intangibles, in accordance with GAAP.

"Total Liabilities" shall mean with respect to Borrower on a consolidated and consolidating basis, at any date means all amounts properly classified as liabilities on a balance sheet at such date in accordance with GAAP, plus all reserves for contingencies and all other potential liabilities for which no reserves have previously been established on such balance sheet, to the extent such amounts are not already classified as liabilities in accordance with GAAP.

D. ADDITIONAL COVENANTS

1. Borrower shall pay to Bank a fee equal to one-quarter of one percent (.25%) per annum of the average daily amount by which Five Million Dollars ($5,000,000.00) exceeds the outstanding principal balance of the Loans ("Unused Line Fee"). The Unused Line Fee shall be calculated on the basis of a 360 day year for the actual number of days elapsed and shall be payable quarterly in arrears on the last day of each calendar quarter.

2. On the date of this Agreement, Borrower shall have Undrawn Availability (as hereinafter defined) of at least Three Million Dollars ($3,000,000.00) after giving effect to the initial Loans hereunder. As used herein, "Undrawn Availability" shall mean, at a particular date, an amount equal to (a) the Borrowing Base, minus (b) the sum of (i) the outstanding amount of Loans, and
(ii) all amounts due and owing to Borrower's trade creditors which are outstanding beyond normal trade terms, plus (c) fees and expenses for which Borrower is liable but which have not been paid or charged to Borrower's account.


                        BORROWING BASE RIDER

THIS BORROWING BASE RIDER ("Rider") is executed as of this 21st day of June, 2004, by and between DATARAM CORPORATION, a New Jersey corporation (the "Borrower") with an address at 186 Princeton Road, West Windsor, New Jersey 08550, and PNC BANK, NATIONAL ASSOCIATION (the "Bank"), with an address at Two Tower Center Boulevard, 16th Floor, East Brunswick, New Jersey 08816. This Rider is incorporated into and made part of that certain Loan Agreement dated June 21, 2004, and Committed Line of Credit Note dated June 21, 2004, and also into certain other financing documents and security agreements executed by and between the Borrower and the Bank (all such documents including this Rider are collectively referred to as the "Loan Documents"). All initially capitalized terms not otherwise defined in this Rider shall have the same meanings assigned to such terms in the other Loan Documents. Pursuant to the Loan Documents, the Bank has extended a "Facility" or "Loans" (as defined in the Loan Documents) to the Borrower, under which the Borrower may borrow, repay and reborrow funds at any time prior to the Expiration Date (such Facility or Loans being referred to herein as the "Facility"). As a condition to the Bank's willingness to extend the Facility to the Borrower, the Bank and the Borrower are entering into this Rider in order to set forth their agreement regarding the maximum amount which may be outstanding under the Facility at any time, and for the other purposes set forth below.

NOW, THEREFORE, with the foregoing background deemed incorporated by reference and made a part hereof, the parties hereto, intending to be legally bound, covenant and agree as follows:

1. Limitations on Borrowings Under Facility. Notwithstanding any provision to the contrary in any of the other Loan Documents, at no time shall the aggregate principal amount of indebtedness outstanding at any one time under the Facility exceed the Borrowing Base (as hereinafter defined) at such time. If at any time the aggregate principal amount of indebtedness outstanding under the Facility exceeds the limitations set forth in this Section 1 for any reason, then the Borrower shall immediately repay the amount of such excess to the Bank in immediately available funds.

2. Borrowing Base Certificates. In addition to any and all provisions of the other Loan Documents which establish conditions to the Borrower's ability to request and obtain any advance under the Facility, the Borrower may not request an advance under the Facility unless a Borrowing Base Certificate (as hereinafter defined) shall have been delivered to the Bank on or before the tenth (10th) day of each month when borrowing; and at least three (3) business days before Borrower's request for an advance under the Facility if no Borrowing Base Certificate was furnished to the Bank within the last thirty (30) days.

3. Certain Defined Terms. In addition to the words and terms defined elsewhere in this Rider or in the other Loan Documents, the following words and terms, as used in this Rider, shall have the following meanings:

"Account" shall mean an "account" or a "general intangible" as defined in the Uniform Commercial Code as in effect in the jurisdiction whose Law governs the perfection of the Bank's security interest therein, whether now owned or hereafter acquired or arising.

"Account Debtor" shall mean, with respect to any Account, each Person who is obligated to make payments to the Borrower on such Account.

"Affiliate" of the Borrower or any Account Debtor shall mean (a) any Person who (either alone or with a group of Persons, and either directly or indirectly through one or more intermediaries) is in control of, is controlled by or is under common control with the Borrower or such Account Debtor, (b) any director, officer, partner, employee or agent of the Borrower or such Account Debtor, and (c) any member of the immediate family of any natural person described in the preceding clauses (a) and (b). A Person or group of Persons shall be deemed to be in control of the Borrower or an Account Debtor when such Person or group of Persons possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the Borrower or such Account Debtor, whether through the ownership of voting securities, by contract or otherwise.

"Borrowing Base" at any time shall mean the lesser of (a) $5,000,000.00 (the maximum principal amount of the Facility) or (b) seventy five percent (75 %) of Qualified Accounts at such time. The value of Qualified Accounts at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered by the Borrower to the Bank.

"Borrowing Base Certificate" shall mean each Borrowing Base Certificate to be delivered by the Borrower to the Bank pursuant to Section 2 of this Rider, in substantially the form attached as Exhibit A to this Rider, executed by the Borrower and with blanks appropriately completed, as amended, supplemented or otherwise modified from time to time.

"Law" shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

"Lien" shall mean any mortgage, pledge, security interest, bailment, encumbrance, claim, lien or charge of any kind, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement and any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code.

"Official Body" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

"Payment Intangible" shall mean a "payment intangible" as defined in the Uniform Commercial Code as in effect in the jurisdiction whose Law governs the perfection of the Bank's security interest in the Accounts.

"Person" shall mean an individual, sole proprietorship, corporation, partnership (general or limited), trust, business trust, limited liability company, unincorporated organization or association, joint venture, joint stock company, Official Body, or any other entity of whatever nature.

"Qualified Accounts" shall mean Accounts which are and at all times continue to be acceptable to the Bank in its sole discretion. Standards of acceptability include but are not limited to the following conditions:

(a) The Account duly complies with all applicable Laws, whether Federal, state or local, including but not limited to usury Laws, the Federal Truth in Lending Act, the Federal Consumer Credit Protection Act, the Fair Credit Billing Act, and Regulation Z of the Board of Governors of the Federal Reserve System;

(b) The Account was not originated in, and is not subject to the Laws of, a jurisdiction whose Laws would make the account or the grant of the security interest in the Account to the Bank unlawful, invalid or unenforceable;

(c) The Account was originated by the Borrower in connection with the sale of goods or the rendering of services by the Borrower in the ordinary course of business under an enforceable contract, and such sale has been consummated and such goods have been delivered or such services have been rendered so that the performance of such contract has been completed by the Borrower and by all parties other than the Account Debtor;

(d) The Account is evidenced by a written invoice or other documentation and arises from a contract, all of which are in form and substance satisfactory to the Bank;

(e) The Account does not arise out of a contract with, or order from, an Account Debtor that, by its terms, forbids or makes void or unenforceable the grant of the security interest by the Borrower to the Bank in and to the Account arising with respect thereto;

(f) The title of the Borrower to the Account and, except as to the Account Debtor, to any related goods is absolute and is not subject to any Lien except Liens in favor of the Bank;

(g) The Account provides for payment in United States Dollars by the Account Debtor; (h) The Account shall have amounts owing that are not less than the amounts represented by the Borrower;

(i) The portion of the Account for which income has not yet been earned or which constitutes unearned discount, service charges or deferred interest shall be ineligible;

(j) The Account shall be eligible only to the extent that it is not subject to any defense, claim of reduction, counterclaim, set-off, recoupment, or any dispute or claim for credits, allowances or adjustments by the Account Debtor because of returned, inferior, damaged goods or unsatisfactory services, or for any other reason;

(k) The goods the sale of which gave rise to the Account were shipped or delivered or provided to the Account Debtor on an absolute sale basis and not on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis, or on the basis of any other similar terms making the Account Debtor's payment obligations conditional;

(l) The Account Debtor has not returned, rejected or refused to retain, or otherwise notified the Borrower of any dispute concerning, or claimed nonconformity of, any of the goods from the sale of which the Account arose;

(m) No default exists under the Account by any party thereto, and all rights and remedies of the Borrower under the Account are freely assignable by the Borrower;

(n) The Account has not been outstanding for more than ninety (90) days past the invoice date and is not subject to "dating" terms;

(o) The Account shall be ineligible if fifty percent (50%) or more of the accounts of the related Account Debtor and its Affiliates are more than ninety (90) days past due from the date of original invoice therefor;

(p) The Account shall be ineligible to the extent that the aggregate amount of all the Accounts of the Account Debtor and its Affiliates exceed thirty percent (30%) of all of the Borrower's Accounts;

(q) The Borrower has not received any note, trade acceptance, draft, chattel paper or other instrument with respect to, or in payment of, the Account, unless, if any such instrument has been received, the Borrower immediately notifies the Bank and, at the Bank's request, endorses or assigns and delivers such instrument to the Bank;

(r) The Borrower has not received any notice of (i) the death of the Account Debtor, if an individual, or of a partner or member thereof if a partnership or a limited liability company, (ii) the filing by or against the Account Debtor of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship or any similar proceeding, or
(iii) any assignment by the Account Debtor for the benefit of creditors. Upon receipt by the Borrower of any such notice, it will give the Bank prompt written notice thereof;

(s) The Account Debtor is not an Affiliate of the Borrower;

(t) The Account shall be ineligible if the related Account Debtor is domiciled in any country other than the United States of America or the Province of Ontario, Canada, or a Province of Canada which has adopted and has in effect the Personal Property Security Act, unless such Account is supported by a documentary letter of credit, duly assigned to and in the possession of the Bank, from a financial institution acceptable to the Bank and the terms and conditions of which are acceptable to the Bank;

(u) The Account shall be ineligible if the Account Debtor is an Official Body, unless the Borrower shall have taken all actions deemed necessary by the Bank in order to perfect the Bank's security interest therein, including but not limited to any notices or filings required under the Assignment of Claims Act of 1940, as amended, or other applicable Laws;

(v) The Bank has not deemed such Account ineligible because of uncertainty about the creditworthiness of the Account Debtor (including, without limitation, unsatisfactory past experiences of the Borrower or the Bank with the Account Debtor or unsatisfactory reputation of the Account Debtor) or because the Bank otherwise makes a determination that the collateral value of the Account to the Bank is impaired or that the Bank's ability to realize such value is insecure;

(w) The Account shall be eligible only to the extent that the amount owing on the Account is not a Payment Intangible; and

(x) The Account shall comply with the additional eligibility standards, if any, which are set forth on Exhibit B to this Rider.

Standards of acceptability shall be fixed and may be revised from time to time solely by the Bank in its exclusive judgment. In the case of any dispute about whether an Account is or has ceased to be a Qualified Account, the decision of the Bank shall be final.

4. Governing Law. This Rider will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of New Jersey, excluding its conflicts of laws rules.

5. Counterparts. This Rider may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

WITNESS the due execution of this Borrowing Base Rider as a document under seal, as of the date first written above.

ATTEST:                               DATARAM CORPORATION

                                          MARK E. MADDOCKS
By: ________________________          By: ________________________________
Print Name:                               Mark E. Maddocks, Vice President,
Print Title:                              Finance

                                      PNC BANK, NATIONAL ASSOCIATION

                                          BRIAN DAUGHERTY
                                      By: ________________________________
                                          Brian Daugherty, Vice President




                              EXHIBIT A
                       TO BORROWING BASE RIDER
                      Borrowing Base Certificate

THIS BORROWING BASE CERTIFICATE, dated as of _________________ _____, ______, is executed and delivered by the undersigned borrower (the "Borrower") in favor of PNC BANK, NATIONAL ASSOCIATION (the "Bank"), pursuant to a letter agreement or loan agreement dated as of April ____, 2004 (including any Borrowing Base Rider executed pursuant thereto and made a part thereof, and as amended or otherwise modified from time to time, the "Agreement"). All initially capitalized terms used in this Certificate shall have the meanings assigned to them in the Agreement. To induce the Bank to make loans and other financial accommodations available to the Borrower under the Agreement, the Borrower hereby certifies, represents and warrants to the Bank, as of the date hereof, that (a) the person signing below is an authorized officer or representative of the Borrower; (b) the statements below concerning the collateral securing the Obligations are true and complete; (c) the eligible collateral described below represents only Qualified Accounts; (d) the Borrower is in compliance with all of the terms and provisions of the Agreement and the other Loan Documents; (e) all of the Borrower's representations and warranties in the Agreement and the other Loan Documents are true and correct; and (f) no Event of Default has occurred and is continuing or exists.

1. Collateral Availability
A. Accounts Receivable
1. Beginning A/R Balance $_____________
2. Changes to A/R Balance $_____________
3. Total A/R $_____________
4. Ineligible A/R
(a) A/R over 90 days $______________
(b) Foreign A/R $______________
5. Qualified A/R (L3 - (L4a +L4b)) $_____________
6. Advance Percentage 75%
7. Borrowing Availability (L5 X L6) $_____________

2. Borrowing Availability
8. Maximum Line Amount $5,000,000.00
9. Total Availability (L7) $________________
10. Maximum Borrowing Capacity (lesser of L8 and L9) $________________
11. Outstanding Principal Balance $________________
12. Available to Borrow (L10 - L11) $________________
13. Advance Request $________________
14. New Line Balance $________________
15. Collateral Coverage $________________

Dated: ___________ ___, 200__      DATARAM CORPORATION


                                   By: _______________________________
                                   Print Name:
                                   Print Title:


                               EXHIBIT B
                       TO BORROWING BASE RIDER

The following shall constitute additional eligibility standards for Accounts, as fully as if set forth in the definition of "Qualified Accounts" in the Rider to which this Exhibit B is attached:

        NONE